13 Weeks Ended         39 Weeks Ended
                                     --------------         --------------
                              Oct 31, 1998 Nov 1, 1997  Oct 31, 1998 Nov 1, 1997
                              ------------ -----------  ------------ -----------
The computation of net (loss)
  available & adjusted shares
  outstanding follows:
Net income (loss)                $  2,251    $  1,607      $ (4,365)   $ (3,923)
Less: Preferred stock dividends  $ (1,644)   $ (1,536)     $ (4,803)   $ (4,556)
                                 ---------   ---------     ---------   ---------
Net (loss) used for basic and
        diluted computation         $ 607        $ 71      $ (9,168)   $ (8,479)
                                 =========   =========     =========   =========

Weighted average number of
  common shares outstanding     1,507,892   1,485,292     1,500,524   1,474,102

Basic:
Net income (loss) applicable to
 common stock per common & common
 share equivalent                  $ 0.40      $ 0.05       $ (6.11)    $ (5.75)

Add:
 Assumed exercise of those options
 that are common stock equivalents 12,305           -             -           -
 Assumed exercise of convertible
    preferred stock:
       Series A Preferred       2,807,999           -             -           -
       Series B Preferred       5,633,754           -             -           -
                                ---------   ---------     ---------   ----------
Adjusted shares outstanding,
 used for diluted computation   9,961,951   1,485,292     1,500,524   1,474,102
                                =========   =========     =========   ==========
Diluted:
Net income (loss) applicable to
 common stock per common &
 common share equivalent           $ 0.23      $ 0.05       $ (6.11)    $ (5.75)
                                =========   =========     ==========  ==========
Weighted average number of common shares outstanding restated for reverse stock split (factor is .30133) effective November 25, 1998.